Exhibit 99.1

FREEDOM LEAF RECEIVES INVESTMENT FROM MERIDA CAPITAL PARTNERS FOR ACCELERATION OF CBD SALES CHANNELS AND EUROPEAN EXPANSION

Freedom Leaf Inc., owner of full spectrum CBD brands IrieCBD and Hempology (“Freedom Leaf or the “Company”), announced today that it has received a significant investment from cannabis private equity firm Merida Capital Partners (“Merida”) to further expand its existing US sales channels and accelerate its European hemp cultivation operations. Freedom Leaf and Merida have also agreed in principal to a strategic partnership by which Merida will provide certain operational resources and support for both Freedom Leaf’s US hemp-based cannabidiol (CBD) sales efforts and their global cultivation operations. In connection with Merida’s investment, Merida Senior Partner David Goldburg will be joining the Freedom Leaf Board of Directors.

Freedom Leaf anticipates using capital from Merida’s investment for several important corporate priorities: i) upgrading production capacity at Freedom Leaf’s recently acquired 430,000 square foot greenhouse facility in Valencia, Spain, which is already harvesting hemp for sale in Europe; ii) securing GMP certification for the Valencia facility, which should allow Freedom Leaf to add cannabis cultivation to its existing hemp production; iii) developing the Company’s hemp extraction, distillation and processing lab in North Las Vegas; iv) expanding the Company’s ecommerce funnel for CBD sales as well as its online media properties; and v) optimizing the Company’s product formulation and distribution supply chain.

Clifford Perry, CEO of Freedom Leaf, commented on the investment and partnership, “Receiving an investment from a leading cannabis firm like Merida, which already has investments in key supply chain providers like KushCo (KSHB), GrowGeneration (GRWG) and Emerald Scientific, should drive our US expansion and ensure we are building our CBD production business efficiently, while also giving us incredible support in our global expansion.”

“Merida’s investment is a validation of Freedom Leaf’s aggressive efforts to build a high-quality family of cannabidiol-based products, but it is also an acknowledgement of the potential for the Valencia, Spain cultivation facility to become a significant supplier of both hemp and cannabis to European markets in the immediate future,” said Mitch Baruchowitz, Managing Partner of Merida Capital Partners.

Added David Goldburg, “I am excited to work closely with the Freedom Leaf team to rapidly expand their US CBD footprint while developing their European operations, including working with recent Merida investee, Italian CBD production company Materia Medica Processing.”

Carter Terry & Company acted as the sole placement agent in this transaction.  Carter Terry is a full-service broker-dealer and investment banking firm located in Atlanta, Georgia.

About Freedom Leaf

Freedom Leaf, Inc. (OTCQB:FRLF) is a group of diversified, international, vertically-integrated hemp businesses concentrating on health, wellness, and education as well as cannabis media companies. Freedom Leaf, Inc. has been a leading go-to resource in the cannabis, medical marijuana and industrial hemp industries since 2014, founded by professionals with decades of combined experience in marijuana legalization advocacy. FRLF is building a diverse portfolio of valuable businesses through strategic mergers, acquisitions, and acceleration projects across the industry.

About Merida Capital Partners

Merida Capital Partners is a private equity firm targeting fundamental growth drivers which accelerate the rapid development of the cannabis industry. Our motto, Responsible Investing in the Emerging Cannabis Industry, highlights our focus on cultivation technologies, products and services associated with the evolution of cannabis as an agricultural product, a natural plant-based medicine, a constituent in pharmaceutical formulations and a recreational consumer product. For more information, please visit www.meridacap.com or follow us on twitter @meridacap.